Exhibit 99.1

99¢ ONLY STORES® REPORTS $0.24 EPS FOR Q1 FISCAL 2011 VERSUS $0.14 FOR Q1 FISCAL 2010

•	Consolidated Diluted Earnings Per Share Increased over 71% to $0.24

•	Consolidated Net Income Increased Over 76% to $16.8 Million

CITY OF COMMERCE, California – August 4, 2010 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the first quarter ended June 26, 2010.

Highlights for the first quarter of fiscal 2011 versus the first quarter of fiscal 2010:

▪	Retail sales for the Company’s consolidated operations including Texas increased by 4.6% to $336.6 million and same-store sales increased 2.7%

▪	Consolidated gross margin increased by 30 basis points to 40.5% of sales

▪	Shrinkage decreased by 40 basis points to 2.7%

▪	Product cost increased by 20 basis points to 56.6%

▪	Consolidated operating expenses decreased by 260 basis points to 30.9% of sales

▪	Retail operating costs decreased 60 basis points to 22.5%

▪	Distribution and transportation costs decreased 30 basis points to 4.6%

▪	Corporate G&A costs decreased 40 basis points to 3.3%

▪	Other operating expenses decreased 130 basis points to 0.4%

▪	Consolidated net income increased by $7.3 million to $16.8 million, or $0.24 per diluted share, versus $9.5 million in the prior year, or $0.14 per diluted share

▪	Non-Texas operating income increased to $25.6 million from $18.0 million in the prior year

▪	Texas operating income contribution improved to $1.2 million compared to a loss of $2.6 million in the prior year

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our financial results for the first quarter of fiscal 2011.  Our long-term operational improvement initiatives have continued to exceed our expectations, resulting in earnings per share of $0.24 for the first quarter of fiscal 2011.  Continued improvement in all areas of our cost structure has enabled us to achieve a pre-tax profit margin of 7.8% for the quarter.  These improvements are significant and were broad-based with increases in our operating income versus last year in all regions, including Texas.

“For our second quarter of fiscal 2011, ending on September 25th, which is typically our most challenging quarter due to seasonal factors, we expect low single digit same-store sales and are targeting a 20% improvement in pre-tax profit margin compared to the second quarter of fiscal 2010.  In addition to the seasonal factors that cause the September quarter to be less profitable than the June quarter, we expect higher freight costs versus last year’s second quarter and furthermore, we are investing in a store level merchandise ordering system, and will incur training and learning costs as we complete the roll out of phase one of this system to our stores this quarter.”

“For fiscal 2011 we expect positive same-store sales in the low single digits and plan to open approximately 5% more stores in our existing markets, primarily in the second half of the year. The next two stores will both open on Friday the 13th of August which is the 28th anniversary of the grand opening of the first 99¢ Only Stores.

“Overall for fiscal 2011, we believe that we will exceed our previously announced pre-tax profit margin goal of 7.5% of sales.  We look forward to further discussing our strong results and plans on today’s earnings release conference call.”

CONSOLIDATED RESULTS (including Non-Texas and Texas operations)

Net consolidated sales for the first quarter of fiscal 2011 were $346.5 million, a 4.3% increase compared to net sales of $332.1 million for the first quarter of fiscal 2010.  Retail sales for the Company’s consolidated operations including Texas increased by 4.6% to $336.6 million and same-store sales increased 2.7%.

Consolidated gross profit for the fiscal 2011 first quarter was $140.3 million, compared to $133.6 million for the first quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 40.5% for the fiscal 2011 first quarter versus 40.2% for the first quarter of the prior fiscal year.

Operating expenses declined by $4.1 million to $107.1 million, or 30.9% of consolidated sales, for the fiscal 2011 first quarter versus $111.2 million, or 33.5% of sales, for the first quarter of the prior fiscal year.  Corporate G&A costs were reduced by $1.1 million for the quarter compared to the same quarter last year.

Consolidated operating income for the first quarter of fiscal 2011 was $26.8 million, compared to $15.4 million for the first quarter of fiscal 2010.  Operating income as a percentage of sales increased 310 basis points to 7.7% for the first quarter of fiscal 2011 versus 4.6% for the comparable period last year.

Net income for the first quarter of fiscal 2011 increased to $16.8 million, or $0.24 per diluted share, compared to net income of $9.5 million, or $0.14 per diluted share, for the first quarter of fiscal 2010.

MANAGEMENT ANALYSIS OF TEXAS AND NON-TEXAS OPERATIONS

The Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results in Table 1 at the end of this release. The Company reports the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the first quarter of fiscal 2011.  Due to the Company’s previously announced plan to exit the Texas market, and the rescission of that decision by the Company’s Board of Directors on August 4, 2009, the Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its Texas operations is still materially different from the cost structure of its overall financial results.  The Company’s non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 91.8% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the first quarter of both fiscal 2011 and fiscal 2010, includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store closed in the second quarter, and thus the comparison of fiscal 2011 quarterly results to fiscal 2010 quarterly results is not indicative of future comparisons for the ongoing operations of the 33 stores that currently remain open.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

First Quarter Management Analysis of Non-Texas Operations

Highlights for the first quarter of fiscal 2011 versus the first quarter of fiscal 2010:

▪	Retail sales for the Company’s non-Texas retail operations increased by 4.9% to $308.9 million and same-store sales increased 2.3%

▪	Non-Texas gross margin was flat at 40.7% of sales

▪	Product cost increased 20 basis points to 56.5%

▪	Shrinkage decreased 20 basis points to 2.7%

▪	Non-Texas operating expenses decreased 190 basis points to 30.8% of sales

▪	Retail operating costs decreased 20 basis points

▪	Distribution and transportation costs decreased 30 basis points

▪	Corporate G&A costs decreased 40 basis points

▪	Other operating expenses decreased 100 basis points

▪	Non-Texas operating income increased to $25.6 million, or 8.1% of sales, from $18.0 million, an increase in operating income of $7.6 million.

Gross profit for the Company’s non-Texas operations was $129.2 million for the first quarter of fiscal 2011, compared to $123.3 million for the first quarter of fiscal 2010.  This equates to a gross profit margin of 40.7% which was flat for the first quarter of fiscal 2011 and 2010.  The gross profit margin was flat due to the decrease in shrinkage and an increase in product costs of 20 basis points.  The reduction in shrinkage is primarily due to a reduction in the shrink reserve based on the trend of physical inventories taken at year end and during the first quarter of fiscal 2011.  The decrease is offset by a slight increase in cost of products sold due to a shift in product mix.

Non-Texas operating expenses were $97.8 million, or 30.8% of sales, for the first quarter of fiscal 2011 versus $99.1 million, or 32.7% of sales, for the first quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense.  This is a key objective in the Company’s long-term profit improvement plan.

A primary driver of this improvement is lower payroll-related expenses as a result of improvement in labor productivity and improved cost control methods. Additionally, the Company’s distribution and transportation costs improved due to labor efficiencies, enhanced processing methods, improved trailer space utilization and automated truck routing, partially offset by increases in fuel costs.  Corporate G&A expenses were reduced due to the implementation of cost control measures resulting in overall lower costs. Further, the decrease in other operating expenses compared to the first quarter of fiscal 2010 was primarily due to reduction in stock-based compensation expense. The stock-based compensation expense for the first quarter of fiscal 2011 was $0.9 million versus $3.4 million for first quarter of fiscal 2010. Stock-based compensation expense was higher in the first quarter of fiscal 2010, as the Company started to record performance stock units (“PSUs”) related expenses as this was the first quarter it appeared probable that certain performance conditions related to the Company PSUs would be met.

Non-Texas operating income for the first quarter of fiscal 2011 was $25.6 million, an operating margin of 8.1% of sales, compared to operating income of $18.0 million and an operating margin of 5.9% of sales for the first quarter of fiscal 2010.  This represents an operating margin improvement of 220 basis points.

First Quarter Analysis of Texas Operations

The Company’s Texas operations had retail sales for the first quarter of fiscal 2011 of $27.7 million, compared to $27.4 million for the same quarter last year, an increase of 1.1%.  Same-store sales in our Texas operations increased by 7.2% for the first quarter of fiscal 2011.

Gross profit for the Company’s Texas operations was $11.0 million, or 38.2% of sales, for the first quarter of fiscal 2011, compared to $10.3 million, or 35.5% of sales, for the first quarter of fiscal 2010.  This 270 basis points increase in gross profit is primarily due to a 290 basis point decrease in shrinkage, partially offset by a 40 basis point increase in purchase cost margins due to the shift in products sold.  The decrease in shrinkage is primarily due to an unusually high level of shrinkage of 5.2% of sales for the first quarter of fiscal 2010, following the Company’s planned decision in September 2008, to close its Texas operations which was later rescinded in August 2009.

Texas operating expenses were $9.3 million, or 32.1% of sales, for the first quarter of fiscal 2011, versus $12.1 million, or 42.0% of sales, for the first quarter of the prior year.  Texas SG&A costs for the first quarter of fiscal 2010 include lease termination charges of $1.4 million related to the closing of eleven Texas stores (included in Other SG&A in Table 1), and approximately $0.6 million in rent expense for closed stores (included in Retail Costs in Table 1). The first quarter fiscal 2011 operating income results include Texas lease termination costs of approximately $0.1 million.

Texas first quarter fiscal 2011 operating income was $1.2 million, compared to a $2.6 million loss for the first quarter of fiscal 2010. The improvement in Texas operating results was primarily due to better overall execution and the elimination of the costs and losses from 16 stores that were closed starting from the fourth quarter of fiscal 2009 through the second quarter of fiscal 2010.

CASH AND LIQUIDITY

As of the end of the first quarter of fiscal 2011, the Company held $204.3 million in cash and short and long-term marketable securities, and had no debt.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2011 first quarter and the other matters described in this release is scheduled for today, Wednesday, August 4, 2010 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (866) 900-3561 from the U.S.A. and (816) 249-4306 from international locations.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ first quarter fiscal 2011 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, August 18, 2010, by dialing (800) 642-1687 from the United States, or (706) 645-9291 from international locations, and entering confirmation code 90974837.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 26, 2010	March 27, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash	$43,783	$19,877
Short-term investments	146,514	155,657
Accounts receivable, net of allowance for doubtful accounts of $522 and $501 at June 26, 2010 and March 27, 2010, respectively	1,733	2,607
Income taxes receivable	1,488	4,985
Deferred income taxes	36,419	36,419
Inventories, net	175,119	171,198
Other	6,103	4,978
Total current assets	411,159	395,721
Property and equipment, net	281,437	278,858
Long-term deferred income taxes	34,154	34,483
Long-term investments in marketable securities	14,028	14,774
Assets held for sale	7,356	7,356
Deposits and other assets	13,958	14,794
Total assets	$762,092	$745,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$45,799	$42,593
Payroll and payroll-related	13,483	15,097
Sales tax	3,369	5,635
Other accrued expenses	20,208	21,398
Workers’ compensation	46,732	47,023
Current portion of capital lease obligation	71	70
Total current liabilities	129,662	131,816
Deferred rent	8,961	8,844
Deferred compensation liability	3,879	4,274
Capital lease obligation, net of current portion	430	449
Other liabilities	127	181
Total liabilities	143,059	145,564
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 69,707,592 shares at June 26, 2010 and 69,556,930 shares at March 27, 2010	248,229	246,353
Retained earnings	371,342	354,528
Other comprehensive loss	(538)	(459)
Total shareholders’ equity	619,033	600,422
Total liabilities and shareholders’ equity	$762,092	$745,986

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	June 26, 2010	June 27, 2009
Net Sales:
99¢ Only Stores	$336,554	$321,845
Bargain Wholesale	9,921	10,265
Total sales	346,475	332,110

Cost of sales (excluding depreciation and amortization expense shown separately below)	206,213	198,532
Gross profit	140,262	133,578
Selling, general and administrative expenses:
Operating expenses	107,050	111,250
Depreciation and amortization	6,392	6,942
Total selling, general and administrative expenses	113,442	118,192
Operating income	26,820	15,386
Other (income) expense:
Interest income	(234)	(363)
Interest expense	1	136
Other-than-temporary investment impairment due to credit losses	—	568
Other	(9)	(2)
Total other (income) expense, net	(242)	339
Income before provision for income taxes	27,062	15,047
Provision for income taxes	10,248	5,539
Net income	$16,814	$9,508
Earnings per common share:
Basic	$0.24	$0.14
Diluted	$0.24	$0.14
Weighted average number of common shares outstanding:
Basic	69,680	68,583
Diluted	70,921	68,962

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Quarter Ended
	June 26, 2010	June 27, 2009
Cash flows from operating activities:
Net income	$16,814	$9,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,392	6,942
Loss on disposal of fixed assets	28	10
Long-lived asset impairment	—	431
Investments impairment	—	568
Excess tax (benefit) deficiency from share-based payment arrangements	(242)	3
Deferred income taxes	(54)	702
Stock-based compensation expense	874	3,368
Changes in assets and liabilities associated with operating activities:
Accounts receivable	874	(146)
Inventories	(4,116)	(7,312)
Deposits and other assets	(407)	(1,024)
Accounts payable	3,589	4,493
Accrued expenses	(4,393)	(813)
Accrued workers’ compensation	(291)	(472)
Income taxes	3,497	1,161
Deferred rent	117	(695)
Other long-term liabilities	(54)	(33)
Net cash provided by operating activities	22,628	16,691
Cash flows from investing activities:
Purchases of property and equipment	(9,432)	(3,736)
Proceeds from sale of fixed assets	54	15
Purchases of investments	(15,193)	(3,557)
Sales of investments	24,865	4,207
Net cash provided by (used in) in investing activities	294	(3,071)
Cash flows from financing activities:
Repurchases of common stock related to issuance of performance stock units	(350)	—
Payments of capital lease obligation	(18)	(16)
Proceeds from exercise of stock options	1,110	120
Excess tax benefit (deficiency) from share-based payment arrangements	242	(3)
Net cash provided by financing activities	984	101
Net increase in cash	23,906	13,721
Cash and cash equivalents - beginning of period	19,877	21,930
Cash and cash equivalents - end of period	$43,783	$35,651

99¢ ONLY STORES
First Quarter Fiscal 2011 and 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
($ millions) (4)	Q1 FY2011	% Sales	Q1 FY2010	% Sales	Q1 FY2011	% Sales	Q1 FY2010	% Sales	Q1 FY2011	% Sales	Q1 FY2010	% Sales
Revenues
Retail	$308.9	97.2%	$294.4	97.1%	$27.7	95.9%	$27.4	95.0%	$336.6	97.1%	$321.8	96.9%
Bargain Wholesale	$8.7	2.8%	$8.8	2.9%	$1.2	4.1%	$1.4	5.0%	$9.9	2.9%	$10.3	3.1%
Total	$317.7	100.0%	$303.3	100.0%	$28.8	100.0%	$28.9	100.0%	$346.5	100.0%	$332.1	100.0%

Cost of Goods Sold
Purchase Cost	$179.5	56.5%	$170.6	56.3%	$16.7	58.1%	$16.6	57.7%	$196.2	56.6%	$187.3	56.4%
Shrinkage (1)	$8.6	2.7%	$8.7	2.9%	$0.7	2.3%	$1.5	5.2%	$9.3	2.7%	$10.2	3.1%
Other	$0.3	0.1%	$0.6	0.2%	$0.4	1.3%	$0.5	1.6%	$0.7	0.2%	$1.1	0.3%
Total Cost of Goods Sold	$188.4	59.3%	$179.9	59.3%	$17.8	61.8%	$18.6	64.5%	$206.2	59.5%	$198.5	59.8%

Gross Margin	$129.2	40.7%	$123.3	40.7%	$11.0	38.2%	$10.3	35.5%	$140.3	40.5%	$133.6	40.2%

Selling, General and Administrative Expenses
Retail Operating	$71.0	22.3%	$68.3	22.5%	$7.2	24.9%	$8.4	29.3%	$78.1	22.5%	$76.7	23.1%
Distribution and Transportation	$14.2	4.4%	$14.4	4.7%	$1.9	6.5%	$1.9	6.6%	$16.1	4.6%	$16.3	4.9%
Corporate G&A	$11.2	3.5%	$11.9	3.9%	$0.2	0.7%	$0.5	1.8%	$11.3	3.3%	$12.4	3.7%
Other (incl. Stock-comp and Long-lived asset impairment) (2)	$1.5	0.4%	$4.5	1.4%	$0.0	0.0%	$1.3	4.4%	$1.5	0.4%	$5.7	1.7%
Operating Expenses	$97.8	30.8%	$99.1	32.7%	$9.3	32.1%	$12.1	42.0%	$107.1	30.9%	$111.2	33.5%
Depreciation & Amortization	$5.8	1.8%	$6.2	2.0%	$0.6	2.1%	$0.7	2.5%	$6.4	1.8%	$6.9	2.1%
Total Operating Expenses	$103.6	32.6%	$105.3	34.7%	$9.8	34.2%	$12.9	44.6%	$113.4	32.7%	$118.2	35.6%

Operating income (loss)	$25.6	8.1%	$18.0	5.9%	$1.2	4.0%	$(2.6)	(9.0%)	$26.8	7.7%	$15.4	4.6%

Other (Income) Expense (3)									$(0.2)	(0.1%)	$0.3	0.1%

Income before provision for income taxes									$27.1	7.8%	$15.0	4.5%

Provision for Income Taxes									$10.2	3.0%	$5.5	1.7%

Net income									$16.8	4.9%	$9.5	2.9%
EPS
Basic									$0.24		$0.14
Diluted									$0.24		$0.14
Shares Outstanding
Basic									69,680		68,583
Diluted									70,921		68,962

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)
Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division for Fiscal 2011 and 2010. Q1 Fiscal 2010 also includes long-lived asset impairment of $0.4 million. For Texas, Q1 fiscal 2010 also includes $1.4 million of lease termination costs.

(3)	Other (Income) Expense includes $0.6 million investment impairment charges in Q1 FY 2010.
(4)	Dollar amounts and percentages may not add up due to rounding.

*	*	*	*	*

Founded over 25 years ago, 99¢ Only Stores® operates 276 extreme value retail stores with 206 in California, 33 in Texas, 25 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, including new store openings, the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan, and the results of operations for current quarter and fiscal year. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293